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EXHIBIT 99.1

** NEWS RELEASE **



           HOT TOPIC, INC. REPORTS 0.7% APRIL 2004 COMP SALES INCREASE

                     FIRST QUARTER COMP SALES INCREASED 4.0%


         CITY of INDUSTRY, CA, May 5, 2004 -- Hot Topic, Inc. (Nasdaq National
Market: HOTT) announced net sales for fiscal April 2004 (four weeks ended May 1,
2004) increased 22% to $39.4 million from net sales of $32.4 million for fiscal April 2003. Comparable store sales for April increased 0.7% over last year.

                                                             Comparable Store
                             Net Sales                        Sales Increase
                             ---------                        --------------
                                                          This             Last
                    (millions)       % Increase           Year             Year
                    ----------       ----------           ----             ----
April                  $39.4             22%              0.7%             9.0%

First Quarter         $128.1             27%              4.0%             2.6%


         The Company also announced the repurchase of an aggregate of 1,280,000 shares of its Common Stock between March 23 and April 16, 2004 at an average cost of $24.41. On March 19, 2004, the Company announced Board of Directors approval of the repurchase of up to an aggregate of 2,000,000 shares of its Common Stock. The repurchase is expected to continue through Jan. 28, 2005, unless extended or shortened by the Board of Directors.

         The Company also reiterated that they are comfortable with the first quarter earnings guidance of $0.11 per diluted share, as compared to $0.09 last year, an increase of approximately 22%.

         For more detailed information on April sales results, please call (626) 771-0006 to listen to a recorded commentary. Additionally, a conference call to discuss first quarter results, business trends and other matters is scheduled for May 19, 2004 at 4:30 PM (ET). The conference call number is 800-370-0869, and will be accessible to all interested parties. It will also be webcast at www.companyboardroom.com. A replay will be available at 877-519-4471, pass code 4735750, for approximately 10 days.

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         Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company's second concept, provides plus-size fashion-forward apparel and accessories that target teen and adult women. The Company currently operates 532 Hot Topic stores in 49 states and Puerto Rico, 52 Torrid stores and Internet stores www.hottopic.com and www.torrid.com.

         In addition to the historical information contained herein, this news release may contain forward-looking statements, including statements relating to financial results, guidance, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the Company's new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended January 31, 2004. The historical results achieved are not necessarily indicative of the future prospects of the Company.

Contact:

Hot Topic, Inc., City of Industry, CA
Mr. Jim McGinty, CFO (626) 839-4681 x2675
Mr. Marc Campbell, Director of IR (626) 839-4681 x2419